                                                                    EXHIBIT 11.1

                     FINANCIAL PACIFIC INSURANCE GROUP, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1997

                                                                       Year Ended December 31,
                                             -------------------------------------------------------------------------------
                                                  1993           1994             1995            1996           1997
                                             -------------------------------------------------------------------------------
Weighted average shares outstanding
  - (fully diluted):

  # of shares outstanding @ EOY                   5,271.571        6,046.571       7,551.971       7,576.971       7,606.971
  Stock split adjustment (394.375 to 1)             394.375          394.375         394.375         394.375         394.375
                                             -------------------------------------------------------------------------------
    Net adjusted shares                       2,078,976.376    2,384,617.083   2,978,309.369   2,988,168.747   3,000,000.000
                                             ===============================================================================

  Weighted average # of shares outstanding    2,078,976.376    2,231,796.730   2,681,463.226   2,983,239.058   2,994,084.374
  Rounded                                             2,079            2,232           2,681           2,983           2,994

Earnings per share:
  Net Income                                 $    1,209,783   $      777,080  $    2,149,504  $    2,003,286  $    2,342,003
  Weighted average # of shares outstanding    2,078,976.376    2,231,796.730   2,681,463.226   2,983,239.058   2,994,084.374
                                             -------------------------------------------------------------------------------
    Earnings per share                       $         0.58   $         0.35  $         0.80  $         0.67  $         0.78
                                             ===============================================================================

                     FINANCIAL PACIFIC INSURANCE GROUP, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1997


                                                                       Year Ended December 31,
                                               ---------------------------------------------------------------------
                                                  1993           1994           1995          1996           1997
                                               ---------------------------------------------------------------------
Supporting Schedule of Number of Shares
  Outstanding - Fully Diluted:

Preferred Stock                                3,650.001      4,400.001      4,400.001      4,400.001      4,400.001
Common Stock                                   1,232.284      1,232.284      1,232.284      1,232.284      1,232.284
Original Purchase - Common Stock Warrants        389.286        389.286        389.286        389.286        389.286
Senior Notes - Commons Stock Warrants                                        1,505.400      1,505.400      1,505.400
Vested management options                                        25.000         25.000         50.000         80.000
                                               ---------------------------------------------------------------------
                                               5,271.571      6,046.571      7,551.971      7,576.971      7,606.971
                                               =====================================================================